Exhibit 10.1

Third AMENDMENT
TO THE
NEWPARK RESOURCES, INC.
AMENDED AND RESTATED
NON-EMPLOYEE DIRECTORS’ RESTRICTED STOCK PLAN

     This Third Amendment to the Newpark Resources, Inc. Amended and Restated Non-Employee Directors’ Restricted Stock Plan (the “Second Amendment”) is made and adopted by Newpark Resources, Inc. (“Newpark”) effective June 6, 2013.

     WHEREAS, Newpark has adopted the Newpark Resources, Inc. Amended and Restated Non-Employee Directors’ Restricted Stock Plan, as amended by that First Amendment on June 11, 2008 and that Second Amendment on June 7, 2012 (the “Amended and Restated Plan”) (capitalized terms used but not defined herein shall have the meanings attributable to them in the Amended and Restated Plan); and

     WHEREAS, pursuant to Paragraph 18 of the Amended and Restated Plan, the Board may amend the Amended and Restated Plan;

     WHEREAS, the Board desires to amend the Amended and Restated Plan to amend the fixed dollar value of each Original Grant and each subsequent grant of Restricted Shares to a Non-Employee Director upon re-election to the Board.

     NOW, THEREFORE, the Amended and Restated Plan shall be amended as follows:

     1. Paragraph 4.2 of the Amended and Restated Plan is amended and restated to read in its entirety as follows:

          “4.2 Commencing with the annual meeting of stockholders in 2013, each Non-Employee Director (whether in office on the Effective Date or subsequently elected) shall be granted the Applicable Number of Restricted Shares automatically on the date of each annual meeting of stockholders (or stockholder action in lieu thereof by which the Board is elected) at which such Non-Employee Director is re-elected. For purposes of determining the Applicable Number, the date of each annual meeting at which the Non-Employee Director is re-elected (or stockholder action in lieu thereof by which the Board is elected) shall be the Date of Grant. If following the annual meeting of stockholders in 2013 no annual meeting of stockholders (or stockholder action in lieu thereof by which the Board is elected) occurs in a calendar year, and such Non-Employee Director continues in office as a Non-Employee Director at the end of such calendar year, then such Non-Employee Director automatically shall be granted the Applicable Number of Restricted Shares pursuant to this paragraph 4.2 on the last Business Day of such calendar year (which, for purposes of determining the Applicable Number, shall be the Date of Grant), subject to the terms and conditions of this Amended and Restated Plan. Notwithstanding the foregoing, a Non-Employee Director shall not receive a grant of Restricted Shares pursuant to this paragraph 4.2 if such Non-Employee Director received an Original Grant within six months before the date on which such Non-Employee Director would have become entitled to receive a grant pursuant to this paragraph 4.2. For purposes of this Amended and Restated Plan, the term “Business Day” shall mean a day on which the New York Stock Exchange is open for business and is conducting normal trading activity and the term “Applicable Number” shall mean for grants of Restricted Shares occurring automatically under paragraph 4.1 or this paragraph 4.2 on or after the annual meeting of stockholders in 2013, as follows: for all Non-Employee Directors, excluding the Chairman of the Board, a number derived by dividing (x) $150,000 by (y) the Fair Market Value of a Restricted Share determined as of the Date of Grant; and, for the Chairman of the Board, a number derived by dividing (x) $170,000 by (y) the Fair Market Value of a Restricted Share determined as of the Date of Grant,”

     2. Except as amended hereby, the Amended and Restated Plan shall continue in full force and effect and the Amended and Restated Plan and this Amendment shall be construed as one instrument. This Second Amendment shall be construed in accordance with, and governed by, the laws of the State of Delaware without regard to conflict of law principles.